As filed with the Securities and Exchange Commission on December 18, 2018

Registration No. 333-164262

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT
Under
The Securities Act of 1933

Cambium Learning Group, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	27-0587428
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

17855 Dallas Parkway, Suite 400 Dallas, Texas	75287
(Address of principal executive offices)	(Zip Code)
Cambium Learning Group, Inc.
2009 Equity Incentive Plan
(Full title of the plan)

Barbara Benson
Chief Financial Officer
Cambium Learning Group, Inc.
17855 Dallas Parkway, Suite 400
Dallas, Texas 75287
(Name and address of agent for service)

 (888) 399-1995
(Telephone number, including area code, of agent for service)

Copies to:

Richard A. Presutti Schulte Roth & Zabel LLP 919 Third Ave. New York, NY 10022 (212) 756-2000	Scott McWhorter General Counsel Cambium Learning Group, Inc. 17855 Dallas Parkway, Suite 400 Dallas, Texas 75287 (888) 399-1995

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” or an “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one)

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES
Cambium Learning Group, Inc. (the “Registrant”) previously registered shares of the Registrant’s common stock, par value $0.001 per share (“Common Stock”), under the Registration Statement on Form S-8 (No. 333‑164262) filed by the Registrant with the Securities and Exchange Commission on January 8, 2010 (the “Registration Statement”) registering 5,000,000 shares of Common Stock for issuance under the Cambium Learning Group, Inc. 2009 Equity Incentive Plan, as amended (the “Plan”).
On December 18, 2018, pursuant to that certain Agreement and Plan of Merger, dated as of October 12, 2018, by and among the Registrant, Cambium Holding Corp. (formerly known as Campus Holding Corp.) (“Parent”), and Campus Merger Sub Inc., a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant, with the Registrant surviving as a wholly owned subsidiary of Parent (the “Merger”).
As a result of the Merger, the Registrant is no longer issuing securities under the Plan. This Post-Effective Amendment No. 1 is being filed to terminate the effectiveness of the Registration Statement and, in accordance with the undertakings made by the Registrant in the Registration Statement, to deregister the remaining unissued shares of Common Stock that were registered for issuance pursuant to the Registration Statement in connection with the Plan. The Registration Statement is hereby amended to reflect the deregistration of all such shares.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No.1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, in the State of Texas, on this 18th day of December 2018.

Cambium Learning Group, Inc.

By:	/s/ Barbara Benson
Barbara Benson
Chief Financial Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.